Exhibit 99.1

Brooks Automation, Inc.	Tel (978) 262-2400
15 Elizabeth Drive	Fax (978) 262-2500
Chelmsford, MA 01824	www.brooks.com
Contact:
Robert W. Woodbury Jr.
Executive Vice-President and Chief Financial Officer
Brooks Automation, Inc.
Telephone: (978) 262-7400
robert.woodbury@brooks.com
Brooks Automation Reports Results for Fiscal Q3 2007 Ended June 30, 2007
•	GAAP net income for Q3 $22.8 million and GAAP EPS $0.30

•	Revenues of $190.5 million and bookings of $170.5 million

•	Completed modified “Dutch Auction” tender to repurchase 6.06 million shares
CHELMSFORD, MA, August 9, 2007 — Brooks Automation, Inc. (NASDAQ: BRKS), which helps create manufacturing efficiency for the semiconductor and other complex industries, today announced the results for its third quarter of fiscal 2007 ended June 30, 2007. The results discussed below unless otherwise noted relate to continuing operations for Brooks after the completion of the sale of its software division on March 30, 2007, which for financial reporting purposes has been treated as discontinued operations.
Revenues for the third quarter of 2007 were $190.5 million, compared to revenues for the third quarter of 2006 of $163.4 million, an increase of 16.6 percent. Revenues decreased 2.3 percent sequentially over the preceding quarter revenues of $194.9 million.
Bookings for the third quarter of 2007 were $170.5 million, essentially flat to bookings for the third quarter of 2006 of $171.5 million, and a decrease of 20.3 percent over the preceding quarter bookings of $213.9 million, a quarter in which approximately $10 million in bookings were carried over from the first quarter.
Income from continuing operations for the third quarter of 2007 on a Generally Accepted Accounting Principles (GAAP) basis was $22.9 million, or $0.30 per diluted share, compared to a year-ago GAAP income from continuing operations of $13.9 million, or $0.19 per share, and GAAP income from continuing operations in the preceding quarter of $15.8 million, or $0.21 per diluted share. The company’s results for the third quarter of 2007 includes other income of $5.1 million related to a non-recurring gain on the sale of a minority equity interest in exchange for shares of common stock of the acquirer, a closely held Swiss public company.
Non-GAAP income from continuing operations in the third quarter of 2007 was $21.6 million or $0.28 per diluted share which excluded $5.1 million of income related to a one-time gain and $3.8 million of expense related to amortization of completed technology and of acquired intangible assets for a total income reduction of $1.3 million. A reconciliation of GAAP to non-GAAP results is provided elsewhere in this release.
Creating Manufacturing Efficiency. Accelerating Your Profit.

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Following the quarter, effective July 5, 2007 Brooks completed the repurchase of 6,060,000 shares of its common stock at a purchase price of $18.20 per share, for a total cost of approximately $110.3 million in accordance with the terms and conditions of the modified “Dutch Auction” tender offer which expired at 11:59 p.m., Eastern Daylight Time, on June 28, 2007. The shares accepted for purchase represent approximately 8% of the shares of common stock outstanding.
Edward C. Grady, president and chief executive officer of Brooks Automation, said, “Brooks was affected during the quarter by the recent slowdown in capital spending in the semiconductor industry. In spite of the fact that overall demand weakened, we were within our guidance for revenues and net income and we generated strong cash flow from operations. We initiated some actions in the quarter to reduce our fixed expenses and we continue to manage the business to maximize return to shareholders while meeting our customer requirements. We are also pleased that we announced and successfully executed a share repurchase tender offer using a modified “Dutch Auction”, resulting in about an 8 percent reduction in our share count. Our management and board will continue to work on ways to utilize our strong balance sheet to improve the value to our stakeholders.”
Company Guidance for Q4 2007 Ending September 30, 2007
•	Revenues are expected to be in the range of $160 to $170 million.

•	GAAP EPS is expected to be in the range of ($0.03) to $0.03 income per share, which includes approximately $0.11 per share in certain charges, principally for amortization of intangibles and restructuring costs.
Discussion of Non-GAAP Financials
The financial results that exclude certain charges and special items are not in accordance with GAAP. Management believes the presentation of non-GAAP financial measures, which exclude the costs associated with acquisitions and other special items, is useful to investors for comparing prior periods and analyzing ongoing business trends and operating results.
A detailed reconciliation of the GAAP to the non-GAAP financials is provided with the financial tables.
Conference Call and Webcast
Brooks Automation will host a conference call on Thursday, August 9, 2007 at 4:30 p.m. Eastern to discuss the results.

Conference Call Date:	Thursday, August 9, 2007
Time:	4:30 p.m. Eastern

Dial in #:	(719) 457-2682
Passcode:	4707102

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A live Webcast of this conference call will be available in the investor relations section of the Brooks Automation web site, http://investor.brooks.com under the title “Brooks Automation Third Quarter of Fiscal 2007 Earnings Webcast.”
An archive of this Webcast will be made available following the conference call, and can be accessed for at least the next twelve months on the section for Webcasts at http://investor.brooks.com under the title “Brooks Automation Third Quarter of Fiscal 2007 Earnings Webcast.” A telephone replay will also be made available following the call at the following number: (719) 457-0820 beginning at 7:00 p.m. Eastern, Thursday, August 9, 2007, and available 7 days. The passcode for the replay is 4707102.
About Brooks Automation, Inc.
Brooks is a leading worldwide provider of automation solutions and integrated subsystems to the global semiconductor and related industries. The company’s advanced offerings in hardware and services can help customers improve manufacturing efficiencies, accelerate time-to-market and reduce cost of ownership. Brooks products and global services are used in virtually every semiconductor fab in the world as well as in a number of diverse industries outside of semiconductor manufacturing. For more information, visit http://www.brooks.com.
Safe Harbor Statement under Section 21E of the Securities Exchange Act of 1934.
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding our bookings, revenues, and profit and loss expectations, expected restructuring charges and other charges, our future business strategy and market opportunities, level of capital expenditures and bookings expectations in the semiconductor and discrete manufacturing industries, demand for our new and existing products, purchasing and manufacturing trends among semiconductor manufacturing OEMs, the benefits of the acquisitions of Synetics and Helix, our strategy of sourcing from low cost regions, and the outlook of the semiconductor industry. Factors that could cause results to differ from our expectations include the following: our dependence on the cyclical semiconductor industry; the possibility of downturns in market demand for electronics; our possible inability to meet increased demand for our products due to difficulties in obtaining components and materials from our suppliers in required quantities and of required quality; a decision by semiconductor manufacturing OEMs not to outsource increasing amounts of their manufacturing operations; our ability to continue to effectively implement our flexible manufacturing model and our supply chain consolidation; the highly competitive nature and rapid technological change that characterizes the industries in which we compete; decisions by customers to accelerate delivery under or to cancel or defer orders that previously had been accepted; decisions by customers to reject the products we ship to them; the possibility that we may not be able to fulfill customer orders within a period of time acceptable to them; the fact that design-in wins do not necessarily translate to significant revenue; the

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timing and effectiveness of restructuring, cost-cutting, low cost sourcing and expense control measures; intense price competition; disputes concerning intellectual property; our ability to successfully integrate Synetics’ and Helix’s operations and employees; the risk that the cost savings and any other synergies from the Synetics and Helix acquisitions may not be fully realized or may take longer to realize than expected; the risk that possible disruption from the Synetics and Helix acquisitions will make it more difficult to maintain relationships with customers and employees; continuing uncertainties in global political and economic conditions, especially arising out of conflict in the Middle East; the potential for the incurrence of material expense and the diversion of management’s attention from other business concerns created by pending investigations by the Securities and Exchange Commission and the Department of Justice; and other factors and other risks that we have described in our filings with the Securities and Exchange Commission, including but not limited to Brooks’ Annual Report on Forms 10-K and 10-K/A, current reports on Form 8-K and our quarterly reports on Form 10-Q. As a result we can provide no assurance that our future results will not be materially different from those projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.

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BROOKS AUTOMATION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2007	2006
ASSETS
Cash, cash equivalents and marketable securities	$360,778	$184,053
Accounts receivable, net	108,912	113,440
Inventories	107,725	99,854
Other current assets	22,270	35,465

Total current assets	599,685	432,812

Property, plant and equipment, net	77,855	76,667
Long-term marketable securities	8,394	7,307
Intangible assets, net	396,214	406,665
Other assets	33,086	69,126

Total assets	$1,115,234	$992,577

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Short-term debt	$4	$11
Current liabilities	136,382	180,168
Long-term liabilities	12,770	12,870

Total liabilities	149,156	193,049

Minority interests	504	394

Stockholders’ equity	965,574	799,134

Total liabilities, minority interests and stockholders’ equity	$1,115,234	$992,577

Cash, cash equivalents, short-term and long-term marketable securities
June 30, 2007		$369,172
March 31, 2007		$320,792
December 31, 2006		$184,100
September 30, 2006		$191,360
June 30, 2006		$342,351

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BROOKS AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2007 AND 2006
(in thousands, except per share data)
(unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues	$190,461	$163,427	$576,755	$420,694
Cost of revenues	133,025	108,184	397,147	294,105

Gross profit	57,436	55,243	179,608	126,589

Gross margin	30.2%	33.8%	31.1%	30.1%

Operating expenses:
Research and development	12,817	12,237	39,185	32,353
Selling, general and administrative	29,924	30,154	91,482	83,482
Restructuring charges	411	619	3,451	3,475

	43,152	43,010	134,118	119,310

Operating income from continuing operations	14,284	12,233	45,490	7,279

Interest (income) expense, net	(4,296)	(1,784)	(8,371)	(4,136)
Gain on investment	5,110	—	5,110	—
Other (income) expense, net	163	(74)	538	(789)

Income from continuing operations before income taxes and minority interests	23,527	14,091	58,433	12,204

Income tax provision	605	553	2,729	1,745

Income from continuing operations before minority interests	22,922	13,538	55,704	10,459

Minority interests in (loss) of consolidated subsidiary	58	(316)	110	(1,082)

Income from continuing operations	22,864	13,854	55,594	11,541

Income (loss) from discontinued operations, net of income taxes	(25)	3,308	13,273	(1,727)
Gain on sale of discontinued operations, net of income taxes	—	—	83,898	—

Income (loss) from discontinued operations, net of income taxes	(25)	3,308	97,171	(1,727)

Net income	$22,839	$17,162	$152,765	$9,814

Basic income (loss) per share:
Continuing operations	$0.30	$0.19	$0.74	$0.16
Discontinued operations	—	0.04	1.30	(0.02)

Basic income (loss) per share	$0.30	$0.23	$2.04	$0.14

Diluted income (loss) per share:
Continuing operations	$0.30	$0.19	$0.74	$0.16
Discontinued operations	—	0.04	1.29	(0.02)

Diluted income (loss) per share	$0.30	$0.23	$2.03	$0.14

Shares used in computing income (loss) per share:
Basic	75,046	74,427	74,802	71,597
Diluted	75,737	74,566	75,376	71,792

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BROOKS AUTOMATION, INC.
CALCULATION OF PRO FORMA NET INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2007
(in thousands, except per share data)
(unaudited)

	U.S. GAAP	Adjustments		Pro Forma
Revenues	$190,461	$—		$190,461
Cost of revenues	133,025	2,331	A	130,694

Gross profit	57,436	(2,331)		59,767

Gross margin	30.2%			31.4%

Operating expenses:
Research and development	12,817			12,817
Selling, general and administrative	29,924	1,482	B	28,442
Restructuring charges	411			411

	43,152	1,482		41,670

Operating income from continuing operations	14,284	(3,813)		18,097

Interest (income) expense, net	(4,296)	—		(4,296)
Gain on investment	5,110	5,110		—
Other (income) expense, net	163			163

Income from continuing operations before income taxes and minority interests	23,527	1,297		22,230

Income tax provision	605	—		605

Income from continuing operations before minority interests	22,922	1,297		21,625

Minority interests in income of consolidated subsidiary	58	—		58

Income from continuing operations	22,864	1,297		21,567

Income (loss) from discontinued operations, net of income taxes	(25)	(25)		—

Net income	$22,839	$1,272		$21,567

Basic income per share from continuing operations	$0.30	$0.02		$0.29
Basic income (loss) per share from discontinued operations	—	—		—

Basic income per share	$0.30	$0.02		$0.29

Diluted income per share from continuing operations	$0.30	$0.02		$0.28
Diluted income (loss) per share from discontinued operations	—	—		—

Diluted income per share	$0.30	$0.02		$0.28

Shares used in computing earnings per share
Basic	75,046	75,046		75,046
Diluted	75,737	75,737		75,737

Adjustments:
(A) Amortization of completed technology		2,331
(B) Amortization of other acquired intangible assets		1,482